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                                                                    EXHIBIT 99.1

                                                                          [LOGO]
  News Release

 FOR IMMEDIATE RELEASE                         Sensient Technologies Corporation
                                                       777 East Wisconsin Avenue
                                                        Milwaukee, WI 53202-5304
Contact: Steve Cordier                                          Tel 414 271-6755
         (414) 347-3868                                         Fax 414 347-3785
                                                               sensient-tech.com

                SENSIENT TECHNOLOGIES CORPORATION(TM) ANNOUNCES
                    THE SALE OF RED STAR YEAST AND PRODUCTS


MILWAUKEE, February 26, 2001 - Sensient Technologies Corporation(TM) (NYSE: SXT) today announced that it has completed the sale of Red Star Yeast and Products to Paris-based Lesaffre et Compagnie. Lesaffre is the world's leading producer of yeast and yeast extracts. Red Star Yeast is the largest North American supplier of yeast to the commercial bakery market.

"The conclusion of this transaction allows us to realize a value of $122 million for the Red Star Yeast business," said Sensient Chairman, CEO and President Kenneth P. Manning. "The proceeds will be used to strengthen Sensient's position as a global supplier of colors and flavors. We are successfully following our strategy to move the company into faster growing, more profitable markets."

The divesture of the Red Star business includes the third quarter 2000 sale for $4 million of a minority position in a Mexican yeast business and the $109 million cash sale to Lesaffre. Sensient will maintain its minority ownership in the Minn-Dak Yeast Company, a small domestic yeast producer as well as certain other real estate assets. The investment in Minn-Dak and other assets is valued at approximately $9 million.


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Sensient Technologies Corporation (www.sensient-tech.com) is a leading supplier of colors, flavors and fragrances. The company provides unique formulations and ingredients that bring life to its customers' products. Sensient manufacturers a full range of ink-jet inks, cosmetics and pharmaceutical additives, as well as colors and flavors for many of the world's best-known brands. Sensient Technologies Corporation has 4,000 employees and is headquartered in Milwaukee, Wisconsin.

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This release contains forward-looking statements that reflect management's current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for such forward-looking statements. A variety of factors, including general economic conditions affecting the company's worldwide business, could cause the company's actual results and experience to differ materially from the anticipated results.